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                                    EXHIBIT 1

                        AMERICAN FILM TECHNOLOGIES, INC.



     American Film Technologies, Inc. (the "COMPANY") announces that the Board of Directors has accepted the resignations of Jeffrey Yapp, Chairman and Chief

Executive Officer, and Barry Sandrew, President and Chief Operating Officer of

the Company.

     The Company continues to be in default under the terms of a Settlement

Agreement, dated December 31, 1999, between the Company, Gerald Wetzler and certain other individuals.

     Representatives of the Company are engaged in discussions with Mr. Wetzler in an attempt to resolve this matter. There can be no assurance that a solution can be reached.

     The Board of Directors has authorized the Company to engage the firm of GTH

Capital to assist in the discussions with Mr. Wetzler.